Exhibit 5.1

 Tel Aviv, February 25, 2018

To:
Mazor Robotics Ltd.
5 Shacham Street
Caesarea Industrial Park North
3088900 Israel

Ladies and Gentlemen,

Re: Mazor Robotics Ltd.

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Mazor Robotics Ltd. (the “Company”), relating to 11,762,529 of the Company’s Ordinary Shares, NIS 0.01 nominal value per share, under the Mazor Robotics Ltd. 2011 Share Option and Equity Incentive Plan (the “Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act

Sincerely yours,

/s/ Luchtenstein Levy Wiseman - Law Offices

Barak Luchtenstein
Avi Levy
Ronen Wiseman
Muriel Shachar
Anat Ben-Shitrit
Yuval Beer
Bat-Sheva Austin
Ofer Efrat
Lior Shmuel
Daniel Pasternak
Ronen Hayon
Keren Chen
Idan Porat
Ron Peri
Idan Porat
Roy Levy
Rafael Hartman

Hanan Salinger
Of counsel